EXHIBIT 99.1
FOR IMMEDIATE RELEASE
CLEARWIRE ANNOUNCES EXPANSION OF BANK FACILITY WITH ADDITIONAL $250 MILLION IN PROCEEDS
KIRKLAND, Wash. — November 2, 2007 - Clearwire Corporation (NASDAQ: CLWR) announced a $250 million increase in its secured term loan to an aggregate $1.25 billion. The company will use the proceeds to further support its expansion plans, spectrum acquisitions and for general corporate purposes.
“Following the close of our $1 billion term loan in August, we received inquiries from investors who were interested in securing larger positions in our bank debt. This tack on facility helps meet investor demand and provides capital to fund the development and launch of new markets and the acquisition of additional spectrum,” said John Butler, Clearwire’s chief financial officer.
Financial terms of the additional $250 million commitment are identical to the term loans that closed in July and August. Morgan Stanley and Wachovia acted as Joint-Lead Arrangers and Joint Bookrunners for the transaction.
About Clearwire
Clearwire, founded in October 2003 by telecom pioneer Craig O. McCaw, is a provider of simple, fast, portable and reliable wireless high-speed Internet service. Clearwire customers connect to the Internet using licensed spectrum, thus eliminating the confines of traditional cable or phone lines. Headquartered in Kirkland, Wash., the company launched its first market in August 2004 and now offers service in 16 states across the U.S. as well as in Europe and Mexico. For more information, visit www.clearwire.com.
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Forward-Looking Statements
This release contains forward-looking statements which are based on current expectations and beliefs, as well as on a number of assumptions concerning future events made with information that is currently available. Forward-looking statements may include, without limitation, the Company’s expectations regarding: future financial and operating performance and financial condition; plans, objectives and strategies; product development; industry conditions; the strength of its balance sheet; and liquidity and financing needs. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of Clearwire’s control, which could cause actual results to differ materially from such

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statements. For a more detailed description of the factors that could cause such a difference, please refer to Clearwire’s filings with the Securities and Exchange Commission, including the information under the headings “Risk Factors” and “Forward-Looking Statements” in our Form 10-Q filed on August 9, 2007. Clearwire assumes no obligation to update or supplement such forward-looking statements.

Investor Contact:	Media Contact:
Dan Evans	Helen Chung
Clearwire	Clearwire
425-216-4879	425-216-4551
dan.evans@clearwire.com	helen.chung@clearwire.com